Exhibit 10.01

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) made as of September 29, 2008 by and among the investors listed on Schedule 1 to this Agreement (collectively, the “Investors,” and each, individually, a “Investor”), Platinum Advisors LLC, a limited liability company, as agent for the Investors (the “Agent”) and NaturalNano, Inc., a Nevada corporation with its chief executive office, principal place of business and mailing address at 15 Schoen Place, Pittsford, New York 14534-2025 (“NaturalNano” or the “Company”), and NaturalNano Research, Inc., a Delaware corporation (“NN Research” and, jointly and severally with NaturalNano, the “Borrower”). The obligations of NaturalNano and NN Research shall be joint and several, notwithstanding which of the Borrowers receives the proceeds of any Advances (as defined below) hereunder

Section 1.	Definitions. As used herein:

1.1.      Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.2.      Additional Definitions. Unless otherwise specifically defined herein, all terms used in this Agreement and in all documents referred to herein and which have been defined in Articles 1, 2 or 9 of the Uniform Commercial Code, shall be interpreted and construed in light of the sections, the definitions, the “official comment,” and the definitional and substantive cross-references of the Uniform Commercial Code.

1.3.      Advances means, collectively, the Initial Advance and any Subsequent Advance made pursuant to Section 2 hereof.

1.4.      Affiliate means, with respect to any Person (the subject Person), a Person: (a) which directly or indirectly Controls, or is Controlled by, or is under common Control with, the subject Person; (2) which directly or indirectly beneficially owns or holds a majority of the outstanding shares of any class of voting stock of the subject Person; or (3) a majority of the outstanding shares of any class of the voting stock of which is directly or indirectly beneficially owned or held by the subject Person.

1.5.      Agreement means this Loan and Security Agreement, as the same may hereafter be supplemented, modified or amended.

1.6.      Business Day means with respect to any date that is specified in this Agreement, a day other than a Saturday or Sunday or other day on which commercial banks in the City of New York are required or permitted to be closed during all or part of normal banking hours. Any payment which is due on a date which is not a Business Day shall be payable on the next day which is a Business Day.

Exhibit 10.01

1.7.      Closing Date means a date on which the Borrower issues the Notes and receives the proceeds from the sale thereof pursuant to an Advance hereunder.

1.8.      Certificates of Designations means the certificates of designations of rights, preferences, designations, qualifications and limitations of the Series B Preferred Stock, par value $0.001 per share, of the Company, and the Series C Preferred Stock, par value $0.001 per share, of the Company, collectively, and shall be in substantially the forms attached hereto.

1.9.	The Commission means the United States Securities and Exchange Commission.

1.10.    Common Stock means shares of the NaturalNano’s common stock, par value $.001 per share.

1.11.    Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.12.    Disclosure Schedule shall have the meaning set forth in the introductory paragraph of Section 4 of this Agreement.

1.13.	The Exchange Act means the Securities Exchange Act of 1934, as amended.

1.14.    Exempt Issuance means the issuance of (a) shares of Common Stock or options to employees, officers, directors of and consultants (other than consultants whose services relate to the raising of funds) the Borrower pursuant to the Option Plans and meeting the conditions provided in Section 6.10 of this Agreement, (b) securities upon the exercise or conversion of the Securities issued hereunder, in payment of principal or interest on the Notes, (c) any other options, warrants or convertible securities which are outstanding on the Closing Date after completion of the Closing and set forth in Schedule 4.3.1 to the Disclosure Schedule, (d) securities issued pursuant to acquisition, licensing agreements, or other strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company (including, without limitation, a company engaged primarily in research and development) in a business which NaturalNano’s board of directors believes is beneficial to the Borrower and in which the Borrower receives benefits in addition to the investment of funds, but shall not include a transaction in which NaturalNano is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. For purposes of the parenthetical clause in clause (a), an investor relations firm that is not involved in fund raising is not deemed to be consultant whose services are related to the raising of funds.

1.15.    Existing Notes means the 8% Senior Secured Promissory Notes issued to the Investors and the Agent on or about March 6, 2007 and August 4, 2008 in the aggregate principal amount of $3,517,500.

1.16.    Governmental Entity means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

Exhibit 10.01

1.17.	Initial Closing Datemeans September 29, 2008.

1.18.    Knowledge means the actual knowledge of any officer or director of Borrower or such knowledge which the chief executive officer, chief financial officer and chief technical officer would have in the diligent conduct of the Borrower’s business.

1.19.    Material Adverse Change means any adverse change in the business, operations, properties, including Patents, Trademarks and other intellectual property rights, or financial condition or prospects of Borrower.

1.20.    Material Adverse Effect means any adverse effect on the business, operations, properties, including Patents, Trademarks and other intellectual property rights, or financial condition or prospects of Borrower that is material and adverse to Borrower and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of Borrower to perform any of its material obligations under this Agreement, the Note or the Transaction Documents or to perform its obligations under any other material agreement to which Borrower is a party.

1.21.    Notes mean, collectively, the Borrower’s 8% Senior Secured Convertible Notes as defined in Section 2 of this Agreement issued pursuant to each Advance. The Notes shall be in substantially the form of Exhibit A to this Agreement, or, in the case of any funding occurring after the Initial Funding, in such form or forms as may be agreed to by the Company and the Requisite Investors.

1.22.    Obligations mean all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Investors and/or the Agent of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money), direct or in-direct, absolute or contingent, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transaction described in this Agreement and the Transaction Documents, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, including without limitation, all interest, fees, charges, expenses and attorneys’ fees chargeable to the Borrower or incurred by the Investors or the Agent in connection with the Notes and the transactions contemplated by the Transaction Documents or otherwise.

1.23.    Patents mean all of the Borrower’s right, title and interest, present and future, in and to (a) all letters patent of the United States or any other country, all right, title and interest therein and thereto, and all registrations and recordings thereof, including without limitation applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States and State thereof or any other country or any political subdivision thereof, all whether now owned or hereafter acquired by the Borrower; and (b) all reissues, continuations, continuations-in-part or extensions thereof and all licenses thereof; and all proceeds of the foregoing and all proceeds of any insurance on the foregoing.

Exhibit 10.01

1.24.    Person means an individual, partnership, corporation, business trust, joint stock Borrower, trust, unincorporated association, joint venture, governmental authority, limited liability Borrower, or other entity of whatever nature.

1.25.    Pledge Agreement means the agreement, dated March 6, 2007, among the Investors, the Agent and NaturalNano pursuant to which NaturalNano pledged the stock of NN Research.

1.26.    Preferred Shares means the shares of Series B Preferred Stock, par value $0.001 per share of the Company, and the Series C Preferred Stock, par value $0.001 per share, issued to the Investors pursuant to Section 2.4 hereof, each of which shall be convertible into 160 shares of Common Stock of the Company.

1.27.    Pro Rata Portionmeans, with respect to Platinum Long Term Growth IV, LLC, 85%, and with respect to Longview Special Financing, Inc., 15%.

1.28.    Requisite Investors means holders of Notes representing, in the aggregate, a majority of then-outstanding principal amount of the Notes.

1.29.	The Securities Act means the Securities Act of 1933, as amended.

1.30.    Subsidiary means any Person which is either (a) controlled by the Borrower or (b) in which the Borrower and its other Subsidiaries own at least 40% of the equity or have at least 40% of the voting power.

1.31.    Supplemental Agreements mean any and all agreements, instruments, documents, security agreements, mortgages, financing statements, and supplements thereto granting or intending to grant to the Investor any lien, security interest, pledge, assignment or indemnification to secure the Obligations, or entered into between the Borrower in favor of, or with, and the Investor, at any time, for any purpose including, without limitation, this Agreement and the Note.

1.32.	Securities means the Notes and Preferred Shares.

1.33.    Trademarks mean all of the Borrower’s right, title and interest, present and future, in and to (a) all trademarks, trade names, trade styles, service marks, prints and labels on which said trademarks, trade names, trade styles and service marks have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all right, title and interest therein and thereto, and all registrations and recordings thereof, including without limitation applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, all whether now owned or hereafter acquired by the Borrower; (b) all reissues, ex-tensions or renewals thereof and all licenses thereof; and (c) the goodwill of the business symbolized by each of the Trademarks, and all customer lists and other records of the Borrower relating to the distribution of products bearing

Exhibit 10.01

the Trademarks; and all proceeds of the foregoing and all proceeds of any insurance on the foregoing.

1.34.    Transaction Documents means this Agreement, the Securities, the Certificates of Designations, the Pledge Agreement and the other Supplemental Agreements, the UCC-1 financing statements, the collateral assignment of Patents and Trademarks or other instrument relating to the perfection of a security interest in Patents and Trademarks, and all other instruments, documents, certificates and agreements executed in connection with the transactions contemplated by this Agreement. The term “Transaction Documents” means and includes all Original Transaction Documents (other than the Warrants described in Section 2.4 hereof and the Registration Rights Agreement (as defined in the Original Transaction Documents)) and the Existing Security Documents (each as defined below).

Section 2.	Issuance Of Securities.

2.1       Initial Advance. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable law, the Borrower agrees to sell to the Investors, and the Investors, severally but not jointly, agree to purchase from the Borrower, on the Initial Closing Date, Notes in the aggregate principal amount of $220,000 (the “Initial Advance”).

2.2       Committed Subsequent Advances. In addition to any advances described in Section 2.5 hereto, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable law, the Borrower agrees to sell to the Investors, and the Investors, severally but not jointly, agree to purchase from the Borrower, additional Notes in the aggregate principal amount of up to $400,000 (the “Subsequent Advances”), as set forth in more detail below. In connection with, and as a condition to any Subsequent Advance, the Borrower shall issue to the Investors Notes in the aggregate principal amount of the applicable Subsequent Advances, in substantially the form attached hereto as Exhibit A. Notwithstanding the date of any such Subsequent Advance, the maturity date of the Notes issued in connection therewith shall be January 31, 2010.

2.2.1

On or prior to October 18, 2008, the Company may request in writing the Subsequent Advance in the aggregate principal amount of $200,000, which shall be funded, subject to the terms and conditions set forth herein, on or after October 20, 2008 and on or before October 24, 2008 (the “Second Advance”).

2.2.2

On or prior to November 15, 2008, the Company may request in writing a Subsequent Advance in the aggregate principal amount of $200,000, which shall be funded, subject to the terms and conditions set forth herein, on or after November 17, 2008 and on or before November 21, 2008 (the “Third Advance”).

2.3       Funding of Advances. The Investors shall fund the applicable purchase price for the Notes issued in connection with each Advance by the dates set forth above in Section 2.2. Each Purchaser’s obligation to fund an Advance and purchase Notes on the Initial Advance or

Exhibit 10.01

any Subsequent Advance shall be limited to its Pro Rata Portion of such Advance; provided, that, Platinum’s Pro Rata portion with respect to the Initial Advance shall be approximately 86.36% and Longview’s Pro Rata Portion shall be approximately 13.64%, so that the Note received by Platinum on the Initial Closing shall be in the amount of $190,000 and the Note received by Longview of the Initial Closing shall be $30,000 (it being understood that Platinum is permitted to withhold $20,000 of the purchase price of such Note as payment of legal fees incurred in connection with the preparation of this Agreement as set forth herein). The date of funding of each Advance is referred to herein as a “Closing Date” and the consummation of such Advance is referred to herein as a “Closing”. Each Advance shall be subject to the conditions to Closing applicable to such Advance as set forth in Section 9 hereto.

2.4	Delivery of Securities; Exchange of Warrants.

2.4.1	On each Closing, Borrower shall cause the applicable Notes to be issued to the Investors in exchange for the purchase price therefor.

2.4.2

On or prior to October 10, 2008, the Investors shall surrender to the Borrower for cancellation the Common Stock purchase warrants identified on Schedule 2.4 hereto if the Company has complied with its obligations under this Section 2.4.2 and no other Event of Default shall have occurred and be continuing. In exchange for such cancellation, the Borrower shall issue to the Investors, on or prior to October 10, 2008, an aggregate of 5,000,000 Preferred Shares, consisting of 750,000 shares of Series B Preferred Stock, to be issued to Longview, and 4,250,000 shares of Series C Preferred Stock, to be issued to Platinum. The Company shall, (i) on or prior to October 6, 2008, withdraw the certificate of designations of rights, preferences, designations, qualifications and limitations of the Series A Preferred Stock of the Company (if previously filed by the Company), (ii) amend its bylaws so as to permit the voting rights granted to the director subject to appointment by the holders of the Series C Preferred Stock, which shall be in form and substance satisfactory Platinum in its sole discretion and (iii) provide such closing documents, including legal opinions, as Platinum may require, all of which shall be in form and substance satisfactory to Platinum in its sole discretion. Notwithstanding anything contained in the Transaction Documents to the contrary, (i) failure to comply with any of the provisions of this Section 2.4.2 shall, absent waiver by the Requisite Investors, be deemed an immediate Event of Default under the Notes and the Existing Notes, not subject to any cure period, and permit immediate acceleration of the Notes and the Existing Notes at the election of the Requisite Investors and (ii) for purposes of the Borrowers representations and covenants hereunder, the date of issuance of the Preferred Shares shall be deemed a “Closing” hereunder.

2.5       Additional Advances. In addition to Advances described in Sections 2.1 and 2.2 hereof, the Investors and the Borrowers agree to endeavor in good faith to establish terms and conditions for subsequent fundings on or prior to July 30, 2009 in an additional aggregate

Exhibit 10.01

principal amount not to exceed $1,710,000. Such funding may be conditioned upon the Borrower’s achieving certain performance “milestones,” and such funding may be conditioned upon such other factors as the Investors may in their reasonable discretion determine, including the financial and operational performance of the Borrowers, the compliance by the Borrowers with the terms of the Transaction Documents, the prospects of the Borrowers and their products and the state of the Borrower’s industry. Notwithstanding the above, it is understood and agreed that the Investors are not committed to extend any such additional advances. The Borrower covenants not to provide any material non-public information to the Investors (whether as part of the negotiations of any subsequent advance pursuant to this Section 2.5 or otherwise) unless prior thereto the Investors shall have executed a written agreement regarding the confidentiality and use of such information.

Section 3.	Collateral And Security Interest.

3.1       Confirmation of Security Interests. The Borrower acknowledges that it has previously entered into a Loan and Security Agreement, dated on or about March 7, 2007 (the “Original Loan Agreement”), with the Agent and the Investors, pursuant to which it issued to the Agent and the Investors the securities identified therein. As security for its obligations under the Original Loan Agreement and the Transaction Documents (as defined in the Original Loan Agreement), the Borrower granted a security interest to the Agent and the Investors in substantially all of its assets and entered into the Pledge Agreement, the Patent Security Agreement, dated as of March 6, 2007, among the Borrower, the Agent and the Investors and certain other agreements (including the Original Loan Agreement, the “Existing Security Documents”). The Borrower acknowledges and agrees that (i) the Original Loan Agreement remains and shall remain in full force and effect, (ii) the term “Obligations,” as defined in the Original Loan Agreement, shall include all Obligations (as defined herein) and (iii) the Existing Security Documents (including the Original Loan Agreement), the collateral pledged, conveyed and assigned thereunder, and any general intangibles (as defined under the Uniform Commercial Code of the State of New York) of the Borrower shall all secure the Borrower’s obligations under the Original Loan Agreement, the Existing Notes and the Obligations of the Borrowers hereunder. Without limiting the generality of the foregoing, each Borrower has granted, and hereby grants, the Agent and the Investors a security interest in all collateral identified in the Existing Security Documents. Further, it is understood and agreed that the Original Loan Agreement and the Transaction Documents identified therein (including the Existing Security Documents, the “Original Transaction Documents”) shall survive the repayment of the Existing Notes and remain in full force and effect so long as any Obligations exist hereunder or the Investors have any obligation, contingent or otherwise, to fund Advances. The Borrower hereby ratifies and confirms its obligations under the Original Loan Agreement, the Existing Notes and the Original Transaction Documents. Without limiting the generality of the foregoing. except as set forth on Schedule 3.1 hereto, the representations and warranties of the Borrower set forth in Article 3 of the Existing Loan Agreement remain true, complete and correct as of the date hereof.

3.2       Concerning the Agent. The Investors hereby acknowledge and appoint the Agent to act on their behalf hereunder as provided in the Original Loan Agreement, and that, in so acting, the Agent is acting on behalf of the Investors. The Agent shall incur no liability to the

Exhibit 10.01

Investors for any action taken or any omission to take any action unless such action or failure of action resulted from the Agent’s gross negligence or willful conduct.

Section 4.       REPRESENTATIONS, WARRANTIES AND GENERAL COVENANTS. The Borrower hereby represents and warrants to the Investors (which representations and warranties will survive the delivery of the Securities and this Agreement shall be deemed to be continuing until the Notes and Preferred Shares are fully paid or converted (as applicable) and the Investors have no obligation to extend funds hereunder) that, except as set forth in a disclosure schedule separately provided to the Investors on the Initial Closing Date (the “Disclosure Schedule”) as of the date hereof and as of each Closing hereunder:

4.1.	Organization and Qualification. Each of NaturalNano and NN Research:

4.1.1.               Is and will continue to be duly organized and validly existing and in good standing under the laws of its state of organization.

4.1.2.               Is qualified and in good standing to do business in all other jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where such failure will not have a Material Adverse Effect.

4.1.3.               Has the power to execute and deliver this Agreement, the Securities, the other Supplemental Agreements and to borrow hereunder.

4.1.4.               Has all requisite permits, authorizations, franchise agreements and licenses, without unusual restrictions or limitations, to own, operate and lease its properties and to conduct the business in which it is presently engaged, all of which are in full force and effect.

4.2.      No Legal Bar. All corporate and other action necessary for the Borrower to execute, deliver and perform in accordance with the terms of this Agreement and the other Transaction Documents has been taken (or, (i) in the case of the Company’s obligations to reserve shares of Common Stock pursuant to the Transaction Documents, will be taken upon the filing of the Third Amended and Restated Articles of Incorporation and (ii) will be taken by October 6, 2008, upon filing of the Certificates of Designations), and this Agreement constitutes, and the other Transaction Documents to which the Borrower is a party, is or will, when executed and delivered, constitute the valid and binding obligations of the Borrower enforceable in accordance with their respective terms. No shareholder or other consent or approval is required in connection with the execution and delivery of the Transaction Documents and the filing of each Certificate of Designations with the Secretary of State of the State of Nevada. The execution and delivery of this Agreement and compliance by the Borrower with any of the terms and provisions hereof or of the Notes or any other Transaction Documents will not, on each Closing Date and thereafter as long as the Notes remain unpaid or unconverted and any portion of the Preferred Shares remains unconverted, violate any provision of any existing law or regulation or any writ or decree of any court or governmental instrumentality, or any agreement or instrument to which the Borrower is a party or which is binding upon it or its assets, and will

Exhibit 10.01

not result in the creation or imposition of any lien, security interest, charge or encumbrance of any nature whatsoever upon or in any of its assets, except as contemplated by this Agreement; and no consent of any other party, and no consent, license approval or authorization of or registration or declaration with any governmental bureau or agency, is required in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the Note, the Certificates of Designations or any of the other Transaction Documents.

4.3.	Capitalization.

4.3.1.               The authorized and outstanding capital stock of NaturalNano as of the date of this Agreement and as adjusted to reflect issuances pursuant to or contemplated by this Agreement is set forth in Schedule 4.3.1 to the Disclosure Schedule. Schedule 4.3.1 contains all shares and derivatives currently and potentially outstanding. The Borrower hereby represents that any and all shares and current potentially dilutive events have been included in Schedule 4.3.1, including employment agreements, acquisition, consulting agreements, debts, payments, financing or business relationships that could be paid in equity, derivatives or resulting in additional equity issuances.

4.3.2.               All outstanding shares of capital stock have been duly authorized and are validly issued, and are fully paid and non-assessable and free from preemptive rights. All shares of capital stock described above to be issued have been duly authorized and when issued, will be validly issued, fully paid and non-assessable and free from preemptive rights.

4.3.3.               Except for the issuance of Common Stock upon conversion of the Notes and Preferred Shares or as set forth in Schedule 4.3.1 to the Disclosure Schedule as of the date hereof and as of the Closing Date, there are not now outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Borrower, or agreements, understandings or arrangements to which the Borrower is a party, or by which the Borrower is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitment of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of any class of its capital stock. The Borrower agrees to inform the Investors in writing of any additional options, warrants, rights or convertible securities granted prior to the Initial Closing Date or which, prior to the Initial Closing Date, the Borrower agrees to issue.

4.3.4.               The Borrower on each Closing Date (i) will have full right, power, and authority to sell, assign, transfer, and deliver, by reason of record and beneficial ownership, to the Investors, the Notes and Preferred Shares, free and clear of all liens, charges, claims, options, pledges, restrictions, and encumbrances whatsoever; and (ii) upon conversion of the Notes or conversion of the Preferred Shares, the Investors will acquire title to such underlying shares of Common Stock, free and clear of all liens, charges, claims, options, pledges, restrictions, and encumbrances whatsoever except for any of the foregoing which results from actions or omissions on the part of the Investor.

Exhibit 10.01

4.3.5.               The capital stock of NN Research consists of 300,000,000 authorized shares of common stock, par value $.01 per share, of which 10,000,000 shares are issued and outstanding and owned by NaturalNano, free and clear of any lien, option, security interest, purchase right or other encumbrance. Except as contemplated by this Agreement, the Notes, the Preferred Shares and the Supplemental Agreements and except as set forth in Schedule 4.3.1 to the Disclosure Schedule, the Borrower does not have any agreements or understandings pertaining to the purchase or sale of its equity.

4.3.6.               Except as set forth in Schedule 4.3.6, Borrower does not have any Subsidiary and there is no Person in which Borrower has an equity interest or to which Borrower has advanced money, whether or not represented by a note, or directly or indirectly guaranteed obligations or provided security for the obligations of such Person.

4.3.7.               The Borrower’s executive officers and directors understand the nature of the Securities being sold hereby and recognize that the issuance of the Securities will have a potential dilutive effect on the equity holdings of other holders of the Borrower’s equity or rights to receive equity of the Borrower. The board of directors of the Borrower has concluded, in its good faith business judgment that the issuance of the Securities is in the best interests of the Borrower. The Borrower specifically acknowledges that its obligation to issue the shares of Common Stock upon conversion of the Notes and the Preferred Shares is binding upon the Borrower and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Borrower or parties entitled to receive equity of the Borrower.

4.4.	Financial Statements; SEC Documents.

4.4.1.               Borrower has delivered to the Investors its audited consolidated balance sheet at December 31, 2007 and its audited consolidated statements of operations for the year ended December 31, 2007, statement of stockholders’ equity for the year ended December 31, 2007, and statements of cash flows for the year ended December 31, 2007, together with notes to the financial statements, and its unaudited consolidated condensed balance sheet at June 30, 2008, consolidated statements of operations for the six months ended June 30, 2008, statements of stockholders’ equity for the period from December 22, 2004 through June 30, 2008, and statements of cash flows for the six months ended June 30, 2008 and 2007 and the period from December 22, 2004 through June 30, 2008 together with notes to financial statements. The audited financial statements were audited by, and the unaudited financial statements were reviewed, but not audited, by Goldstein Golub Kessler LLP, registered independent accounting firm. Goldstein Golub Kessler LLP is independent within the rules and regulations of the Commission. The financial statements present and reflect, in accordance with generally accepted accounting principles, consistently applied, the Borrower’s financial position on the balance sheet date and the results of its operations, changes in stockholders’ equity and cash flows for the periods covered in accordance with generally accepted accounting principles consistently applied; provided, however, that the financial statements for the interim period were prepared in accordance with the rules and regulations of the

Exhibit 10.01

Commission applicable to quarterly reports on Form 10-Q. The books and records of the Borrower have been, and are being, maintained in all material respects in accordance with generally accepted accounting principles consistently applied and any other applicable legal and accounting requirements and reflect only actual transaction. The Borrower has no liabilities or obligations which are material, individually or in the aggregate, which are not disclosed in the financial statements, other than those incurred in the ordinary course of the Borrower’s businesses since June 30, 2008, and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.4.2.               As of the date of the financial information submitted, there were no material unrealized or anticipated losses from any unfavorable commitments of the Borrower; and there has been no material adverse change in the business or assets or in the condition, financial or otherwise, of the Borrower from that set forth in said financial statements.

4.4.3.	The Borrower has provided the Investors with a copy of:

(a)       Each letter of comment received from the Commission since December 22, 2004.

(b)	Each letter responding to the comments of the Commission.

(c)       Each so-called management letter from the Borrower’s independent registered accounting firm which sets forth any comments on the Borrower’s financial statement, financial controls or other financial procedures or the Borrower’s books and records, or, if no such letter has been issued, a letter from the independent registered accounting firm to that effect.

(d)	Any response to any management letter.

4.4.4.               The Common Stock is traded on the OTC Bulletin Board, and is eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program (the “DTC Program”). The name, address, telephone number, fax number, contact person and e-mail address of the NaturalNano’s transfer agent are set forth on Schedule 4.4.4 to the Disclosure Schedule. The Borrower has not taken any action which is likely to cause the Common Stock to be delisted from trading on the OTC Bulletin Board or to lose its eligibility for transfer pursuant to the DTC Program, and the Borrower does not know of any event which is likely to result in such delisting or ineligibility.

4.4.5.               The Borrower has responded to all comments from the Commission relating to any filing made by the Borrower pursuant to the Securities Act or the Exchange Act.

Exhibit 10.01

4.4.6.               All of the Borrower’s filings with the Commission pursuant to the Exchange Act comply as to form with the requirements of the Exchange Act and the information contained therein does not contain a material misstatement of fact or the omission of a fact necessary to make the information presented not misleading.

4.5.	Title, Liens and Encumbrances.

4.5.1.               The Borrower has good and marketable title, and the right to grant a security interest in, to all Collateral (as defined in the Original Loan Agreement), and none of the Collateral is subject to any pledge, lease, trust, bailment, lien, security interest, encumbrance, charge or title retention or other security agreement or arrangement of any character whatsoever other than as permitted in the Original Loan Agreement and the Transaction Documents.

4.5.2.               The security interest granted by this Agreement and the Original Loan Agreement constitutes a valid, binding and enforceable first priority security interest on the Collateral, except as enforceability may be affected by bankruptcy, insolvency and other laws of general applications affecting the enforcement of creditors’ rights, and secure all Obligations of each Borrower to the Agent and the Investors.

4.6.      No Material Litigation. There is no litigation or administrative proceeding of or before any Government Entity is pending or, to the Knowledge of the Borrower, threatened against the Borrower or any of its property which, if adversely determined based on the claims made against the Borrower, would have a Material Adverse Effect.

4.7.      No Default. The Borrower is not, on the date hereof, in default with respect to the payment or performance of any of its obligations or in the performance of any covenants or conditions to be performed by it pursuant to the terms and provisions of any indenture, agreement or instrument to which it is a party or by which it may be bound and the Borrower has received no notice of default thereunder other than defaults pursuant to the Existing Notes and Existing Loan Agreement set forth on Schedule 4.7 hereto.

4.8.      Compliance with Laws. The Borrower has complied in all material respects with and will continue to comply with all applicable statutes and regulations of the United States of America, and all states, counties, municipalities and agencies of any thereof with respect to (a) any restrictions, specifications or other requirements pertaining to products or technology which the Borrower develops, manufactures or sells, or to the services it performs; (b) the conduct of its business operations; (c) the use, maintenance and operation of the real and personal properties owned or leased by it in the operation of its business, including compliance with all application zoning and environmental laws and regulations; and (d) the issued and outstanding capital stock of the Borrower and the disclosure of material facts and information to its stockholders.

4.9.      No Secondary Liabilities. There are no outstanding contracts or agreements of guaranty or suretyship made by the Borrower, or to which it is a party, or to which the Borrower or any of the Borrower’s assets are subject.

Exhibit 10.01

4.10.    Taxes. The Borrower has filed or caused to be filed or obtained extensions for the filing of, and will continue to file and cause to be filed, all federal, state and local tax returns required by law to be filed, and has paid and will continue to pay all taxes shown to be due and payable on said returns or on any assessment made against it, except if being contested in good faith and adequate provision has been made therefor on its books of account. No claims are being asserted with respect to such taxes which are not reflected in the financial statements which have been furnished by the Borrower to the Investors.

4.11.	Intellectual Property Rights.

4.11.1.             Schedule 4.11 to the Disclosure Schedule sets forth a true and complete list of any existing Patents and patent applications, Trademark registrations and applications, service mark registrations and applications, computer software (other than off-the-shelf software for which the Borrower has the required number of use licenses), copyright registrations and applications, material unregistered trademarks, service marks, and copyrights, and internet domain names used or held for use in connection with the Borrower’s business, together with all licenses related to the foregoing, whether the Borrower is the licensee or licensor thereunder.

4.11.2.             The Borrower is the sole and exclusive owner or valid licensee of all Patents, Trademarks and other intellectual property which is shown on said Schedule 4.11 to be owned by it, free and clear of all encumbrances other than the rights of licensees under license agreements which are set forth on said Schedule 4.11, and, with respect to licensed intellectual property, encumbrances incurred by Persons other than the Borrower. The Borrower is the licensee under a valid and enforceable license agreement with respect to all intellectual property shown on Schedule 4.11 as being licensed by the Borrower. Neither the execution of this Agreement nor the enforcement of any rights which the Investors or the Agent may have under this Agreement and the other Transaction Documents breaches or would result in a breach of the license agreement or would give the licensor any right to terminate or otherwise modify the terms of the license agreements. The Borrower shall, within 10 days of the date hereof, deliver to the Agent a Supplement to Patent Security Agreement as required pursuant to the Original Security Documents to evidence and perfect the grant of a security interests in any Patents and Trademarks not listed on the Schedule A to the Patent Security Agreement, dated March 6, 2007, between the Borrower and the Agent.

4.11.3.             All patents, registrations and applications for intellectual property that are owned by the Borrower and listed in Schedule 4.11 (a) are, to the Knowledge of the Borrower, valid, subsisting, in proper form and, to the Knowledge of Borrower, have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (b) except as disclosed on the Schedule 4.11, have not lapsed, expired or been abandoned, and no patent, registration or application therefor is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction. The Borrower has no

Exhibit 10.01

Knowledge of any facts that would make any intellectual property invalid or unenforceable.

4.11.4.             To the Knowledge of the Borrower, all Patents that are licensed by the Borrower are valid and subsisting.

4.11.5.             To the Borrower’s Knowledge, the Borrower owns or has the valid right to use all of the intellectual property used by it or held for use by it in connection with its business. To the Knowledge of the Borrower, there are no conflicts with or infringements of any of the Borrower’s intellectual property by any third party. To the Knowledge of the Borrower, the conduct of the Borrower’s businesses the Borrower as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party.

4.11.6.             Except as set forth on Schedule 4.11, there is no claim, suit, action or proceeding pending or, to the Knowledge of the Borrower, threatened against the Borrower (i) alleging any such conflict or infringement with any third party’s proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the intellectual property used by the Borrower in its business.

4.11.7.             All consents, filings, and authorizations by or with Governmental Entities or third parties, if any, necessary with respect to the consummation of the transactions contemplated by this Agreement, as they may affect the Borrower’s intellectual property, have been obtained.

4.11.8.             The Borrower has not entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Borrower’s intellectual property or, to the Knowledge of the Borrower, any intellectual property licensed by the Borrower, or the intellectual property of any third party, except as contained in any license agreements listed in Schedule 4.11.

4.11.9.             The Borrower is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, the Notes, the Transaction Documents or the other Supplemental Agreements, in breach of any license, sublicense or other agreement relating to the Borrower’s Intellectual Property.

4.12.    Absence of Certain Changes. Since June 30, 2008, except as set forth in the Schedule 4.12 to the Disclosure Schedule, the Borrower has conducted its business only in the ordinary and usual course consistent with past practice, and the Borrower has not:

4.12.1.	Suffered any Material Adverse Change;

4.12.2.             Incurred any liability or obligation (absolute, accrued, contingent or otherwise) except for those incurred in the ordinary course of business and consistent with past practice (counting obligations or liabilities arising from one transaction or a

Exhibit 10.01

series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability) or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

4.12.3.             Paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the June 30, 2008 balance sheet or incurred in the ordinary course of business and consistent with past practice since June 30, 2008;

4.12.4.             Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

4.12.5.             Cancelled any debts or waived any claims or rights of substantial value;

4.12.6.             Sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

4.12.7.             Disposed of or permitted to lapse any rights to the use of any intellectual property, or disposed of or disclosed to any Person any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;

4.12.8.             Granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment which is disclosed in the Borrower’s financial statements) or any increase in the compensation payable or to become payable to any officer or employee, and no such increase is customary on a periodic basis or required by agreement or understanding;

4.12.9.             Made any single capital expenditure or commitment in excess of $5,000 for additions to property, plant, equipment or intangible capital assets or made in the aggregate capital expenditures and commitments in excess of $10,000 for additions to property, plant, equipment or intangible capital assets;

4.12.10.           Declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Borrower;

4.12.11.           Made any change in any method of accounting or accounting practice;

Exhibit 10.01

4.12.12.           Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any Affiliate of any of its officers or directors except for directors’ fees and compensation to officers at rates not exceeding the rates disclosed in NaturalNano’s most recent filings with the Commission;

4.12.13.           Allowed any obligations of the Borrower to become more than thirty (30) days past due; or

4.12.14.           Agreed, whether in writing or otherwise, to take any action described in this Section 4.12.

4.12.15.           Approved any stock dividend, split or distribution, reverse split, combination of shares or other recapitalization.

4.13.	Employment Agreements; Collective Bargaining Agreements.

4.13.1.             Except as set forth in Schedule 4.13 to the Disclosure Schedule, the Borrower has not entered into, and is not a party to, any employment, consulting or other services agreement with any officer, director, 5% stockholder or other person who has base compensation of more than $75,000. A copy of each of such agreements has been provided to the Investors.

4.13.2.             Schedule 4.13 also sets forth the directors’ compensation and any proposed changes in the directors’ compensation.

4.13.3.             The Borrower is not a party to any collective bargaining agreements.

4.14.    Employee Benefit Plans. To the extent that any present or future pension or other employee benefit plan of the Borrower is subject to state or federal statutes or regulations, the Borrower represents and warrants that it is and shall at all times be in compliance with said statutes and regulations and will furnish the Investors with copies of such reports as it may be required to furnish under said statutes or regulations. A description of each such plan is set forth in Schedule 4.14 to the Disclosure Schedule.

4.15.    Commercial Tort Claims. The Borrower shall promptly notify the Investors and the Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the date hereof against any third party and, upon the Agent’s reasonable request, enter into a Supplemental Agreement and do such other acts and things required by Agent or the Investors to confirm Investors’ security interest in such Commercial Tort Claim.

4.16.    Other Collateral. Borrower shall promptly notify Investor in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit

Exhibit 10.01

Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the reasonable request of any Investor or the Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Investors or the Agent to deliver to Investors control with respect to such Collateral; promptly notify Investors in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of documents or other instruments and, upon the reasonable request of any Investor or the Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Investors or the Agent to deliver to Investors possession of such Documents which are negotiable and Instruments, and, with respect to non-negotiable Documents, to have such nonnegotiable Documents issued in the name of Investors; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document and obtain an acknowledgment from the third party that it is holding the Collateral for the benefit of Investor.

4.17.    Lien Perfection; Further Assurances. Borrower shall execute such UCC-1 financing statements as may be required by the UCC and such other instruments, assignments or documents as are necessary to perfect the Agent’s and the Investors’ lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Investors’ lien upon the Collateral. Unless prohibited by applicable law, Borrower hereby irrevocably authorizes the Agent on behalf of the Investors to execute and/or file any such financing statements, including, without limitation, financing statements that indicate the Collateral as all assets of Borrower or words of similar effect, on Borrower’s behalf. Borrower also hereby ratifies its authorization for the Agent to have filed in any jurisdiction any like financing statements or amendments thereto it filed prior to the date hereof. The parties agree that a photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Investors’ or the Agent’s reasonable request, Borrower shall also promptly execute or cause to be executed and shall deliver to Investors any and all documents, instruments and agreements deemed necessary by Investors or the Agent to give effect to or carry out the terms or intent of the Supplemental Agreements. The Borrower shall further take such steps as the Investors or the Agent may reasonably request for the Investors (a) to obtain an acknowledgement, in form and substance reasonably satisfactory to the Agent, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for the Investors, (b) to obtain “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or Electronic Chattel Paper (in accordance with provisions in UCC Sections 9-104, 9-105, 9-106 and 9-107 relating to what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance satisfactory to the Investors, and (c) otherwise to insure the continued perfection and priority of the Investors’ security interest in any of the Collateral and of the preservation of its rights therein, whether in anticipation and following the effectiveness of Revised Article 9 of the Uniform Commercial Code in any jurisdiction.

4.18.    Solvency.Neither the execution of this Agreement nor the issuance of the Notes pursuant to this Agreement will render the Borrower insolvent.

4.19.    Investment Company. Neither the Borrower nor any of its Affiliates is an investment company within the meaning of the Investment Company Act of 1940.

Exhibit 10.01

4.20.    No Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Borrower. The Borrower shall indemnify and hold harmless the Investors and the Agent for any loss, liability, damage or expense, including reasonable fees and expenses of counsel, they may incur as a result of a breach of this Section 4.20.

4.21.    No Disagreements with Accountants and Lawyers. Except as disclosed on Schedule 4.21, there are no disagreements of any kind presently existing, or reasonably anticipated by the Borrower to arise, between the Borrower and the accountants and lawyers formerly or presently employed by the Borrower, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers, nor have there been any such disagreements during the two years prior to the Initial Closing Date.

4.22.    Predecessor. All representations and warranties by the Borrower shall, where applicable, relate to the business of Cementitious Materials, Inc. prior to the reverse merger with NaturalNano.

4.23.    Accuracy of Representations and Warranties. No representation or warranty by the Borrower contained in any certificate or other document furnished or to be furnished by the Borrower pursuant hereto or in connection with the transactions contemplated hereunder, contains, or at the time of delivery will contain, any untrue statement of material fact or omits or will omit to state a material fact necessary to make it not misleading.

Section 5.       REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each Investor, severally and not jointly, represents and warrants to the Borrower that:

5.1.      Authorization and Power. Such Investor was not formed for the purpose of investing solely in the Securities. The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all necessary action where appropriate. The state in which any offer to purchase the Securities was made or accepted by the Investor is the state shown as the Investor’s address. The Investor has the requisite power and authority to enter into and perform this Agreement and to purchase the Securities being sold to it hereunder. This Agreement has been duly executed and delivered by the Investor and shall constitute valid and binding obligations of the Investor enforceable against the Investor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

5.2.      No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Investor of the transactions contemplated hereby or relating hereto do not and will not result in a violation of the Investor’s governing instruments. The Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of the

Exhibit 10.01

Investor’s obligations under this Agreement or to purchase the Securities from the Borrower in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of the Borrower herein.

5.3.      Financial Risks. The Investor acknowledges that the Investor is able to bear the financial risks associated with an investment in the securities being purchased by the Investor from the Borrower and that it has been given full access to such records of the Borrower and the subsidiaries and to the officers of the Borrower and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Investor is capable of evaluating the risks and merits of an investment in the securities being purchased by the Investor from the Borrower by virtue of its experience as an Investor and its knowledge, experience, and sophistication in financial and business matters and the Investor is capable of bearing the entire loss of its investment in the securities being purchased by the Investor from the Borrower.

5.4.      Accredited Status. The Investor is (i) an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act, (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers, managers or general partners and professional advisors (who are not affiliated with or compensated in any way by the Borrower or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Securities being purchased by the Investor from the Borrower. The Investor is acquiring the Securities for investment and not with a view to the sale or distribution thereof and understands that such Securities are restricted securities, as defined in the Rule 144 of the Commission under Securities Act, and may not be sold or otherwise distributed except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act and that the certificates for the Securities and the Common Stock issuable upon conversion of the Note or conversion of the Preferred Shares shall have the legends set forth below.

5.4.1.               Each Investor acknowledges that the Notes shall have the following or a similar legend:

“THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR SUCH SHARES OF COMMON STOCK MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUING CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

Exhibit 10.01

5.4.2.               Each Investor acknowledges that the Preferred Shares shall have the following or a similar legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR SUCH SHARES OF COMMON STOCK MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUING CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

5.4.3.               Each Investor acknowledges that the Common Stock shall have the following or a similar legend (unless such legend is not required under applicable law):

“THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUING CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

5.5.      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Investor. The Investor shall indemnify and hold harmless the Borrower for any loss, liability, damage or expense, including reasonable fees and expenses of counsel, the Borrower may incur as a result of a breach by such Investor of this Section 5.5.

Section 6.       NEGATIVE COVENANTS. So long as any Obligations of the Borrower to the Investors remain outstanding and unpaid and, with respect to Sections 6.4 and 6.5 of this Agreement, as long as the Preferred Shares are outstanding, the Borrower covenants and agrees as follows:

6.1.      Limitation on Liens.  Without the prior written consent of the Requisite Investors, the Borrower shall not create, assume or suffer to exist, any mortgage, pledge, encumbrance, lien, security interest or charges of any kind upon any of its assets (other than statutory liens provided same are paid within the time provided for payment without penalty or interest) or equity interests, whether now owned or hereafter acquired.

6.2.      Limitation on Advances and Investments. Without the prior written consent of the Requisite Investors, the Borrower shall not make or suffer to exist any advances or loans to,

Exhibit 10.01

or any investments in (by transfers or property, contributions to capital, purchase of stock or securities or evidence of indebtedness, acquisition of assets or business or otherwise) any Person other than the securities of the United States of America and certificates of deposits in a bank or trust Borrower or other deposit account acceptable to the Agent, and the Borrower shall not prepay any financing-related debt obligations. Notwithstanding the forgoing, Borrower may make advances to employees in the normal course of business based upon its employee expense reimbursement plan; provided, however, that all such advances shall be in compliance with the provisions of Section 402 of the Sarbanes-Oxley Act of 2002.

6.3.      Limitation on Other Borrowing. The Borrower shall not incur, create, assume or permit to exist any indebtedness or liability (outside of trade payables incurred in the ordinary course of the Borrower’s business) or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations or incorporated in any lease or license agreement, except as provided in this Agreement or as set forth in Schedule 6.3 to the Disclosure Schedule or as approved in writing by the Requisite Investors.

6.4.      Prohibition on Dividends, Distributions and Purchases of Capital Stock. Other than set forth in Section 2.4 hereof, or as approved in writing by the Requisite Investors (or if the Notes are no longer outstanding, the holders of at lease 50% of the Preferred Shares), the Borrower shall not declare or pay any dividend or distribution (whether in cash, property or otherwise) or redeem, retire, purchase or otherwise acquire for value any equity interests, other than with respect to the Preferred Shares.

6.5.      Limitation on Fundamental Changes. Without prior written consent of the Requisite Investors, the Borrower shall not (a) convey, sell, lease or otherwise dispose of all or substantially all of its property, assets or business; enter into any transaction not in the usual course of business or (b) make any change in its capital structure, including any stock split, dividend or distribution or reverse split or combination of shares or other recapitalization, or (c) make any change in any of its business objectives, purposes and operations which might in any way adversely affect the ability of the Borrower to repay the Obligations, or (d) merge or consolidate with or into any other firm or corporation or, change its name, or (e) permit a transfer of more than 10% of its equity interests without the prior written consent of the Investors, or (f) amend its articles of incorporation or by-laws in any manner which adversely affects the holders of the Notes or Preferred Shares.

6.6.      Limitation on Disposition of Assets.  Without the prior written consent of the Requisite Investors, (i) the Borrower shall not, other than in the ordinary course of business, sell, exchange or otherwise dispose of any of its assets, or any part thereof or any interest therein, without the express written authorization of the Investors, (ii) the Borrower shall not take any action which would impair, or the effect of which would impair, Borrower’s rights in its intellectual property, including the Patents and Trademarks and licenses relating to intellectual property and (iii) NaturalNano shall at all times own, free and clear of all liens (other than liens in favor of the Investors and the Agent) all of the outstanding equity interests of NN Research.

6.7.      Limitation on Contingent Liabilities.  Without the prior written consent of the Requisite Investors, the Borrower shall not become liable as guarantor, surety, endorser or

Exhibit 10.01

otherwise for, or agree to purchase, repurchase or assume, any obligation of any Person, except for endorsement of commercial paper for deposit, collection, or discount in the ordinary course of business.

6.8.      Limitation on Acquisition of Affiliates. Without the prior written consent of the Requisite Investors, the Borrower shall not acquire, directly or indirectly, any Affiliates without the prior written consent of the Investors.

6.9.      Reliance on Financial Statements. No event or condition has occurred which requires the filing by the NaturalNano of an 8-K current report or any other report under the Exchange Act the effect of which is to state that previously filed financial statements cannot be relied upon.

6.10.	Limitation on Grant of Equity-Based Incentives.

6.10.1.             The Borrower shall not, while any of the Notes or Existing Notes are outstanding, (i) grant any options or other equity-based incentives to its officers, directors, employees or consultants except pursuant to stock option or long-term incentive plans which are outstanding on the date of this Agreement and are listed on Schedule 6.10 to the Disclosure Schedule (the “Option Plans”), (ii) grant any equity based incentives to its officers, directors and employees other than incentive stock options or non-qualified stock options granted pursuant to Article 6 of the NaturalNano, Inc. 2008 Incentive Stock Plan, (iii) grant any stock option or other equity based incentive to its officers, directors and employees with an exercise price less than the Closing Bid Price of the Common Stock on September 26, 2008 (as adjusted for splits, combinations and the like occurring after the date hereof), or amend the same after the date hereof to reduce the exercise price to less than the Closing Bid Price of the Common Stock on September 26, 2008, (iv) grant or permit to be granted and outstanding (on an as-converted basis, if applicable) options (or shares received upon exercise of the same) pursuant to the Option Plans in excess of 20% of the number of fully-diluted shares of Common Stock outstanding on the Closing Date (assuming for purposes of this clause (iv), (A) the issuance of the Preferred Shares and cancellation of the Warrants held by the Investors and (B) the conversion in full of all convertible securities outstanding immediately following the closing hereunder, notwithstanding the lack of availability of any conversion shares) or (v) grant under the Option Plans, to any “consultant” or other person entitled to participate therein, more than 400,000 shares (as adjusted for splits, combinations and the like occurring after the date hereof) of restricted stock, stock appreciation rights, performance shares or units or similar grants (for purposes of clarification it is understood that such shares may be subsequently registered and meet the requirements of this clause (v)).

6.10.2.             Unless the Borrower shall have received the prior written consent of the Requisite Investors, any grant or award (or amendment to the same) under the Option Plans made on or after the date hereof to any person serving as an officer or employee of the Borrower shall provide that (i) no more than 25% of such award shall vest on the date of grant, (ii) 25% shall vest after any twelve month period following the

Exhibit 10.01

grant if the Borrower has achieved operating revenue of at least $1,000,000 during such twelve month period, (iii) 25% shall vest after two completed fiscal quarters following the date of grant if the Borrower has reported an operating profit in each of such fiscal quarters and (iv) 25% shall vest after any twelve month period following the date of grant if the Borrower has achieved an operating profit during such twelve month period.

6.10.3.             Unless the Borrower shall have received the prior written consent of the Requisite Investors, each grant made under the Option Plans to any person serving as an officer or employee of the Borrower (i) shall provide for the forfeiture of any grants upon voluntary termination by such person or upon termination for “cause” at the election of the Borrower (in each case, whether or not such grants were vested on the date of termination), (ii) shall provide for the acceleration and vesting of no more than 50% of the unvested grants on the date of termination (the remainder of which shall be forfeited) and (iii) shall not provide for any acceleration of vesting or payment to the grantee upon a change of control.

6.11.    Limitation on Transactions with Affiliates. As long as at least 25% of the initial principal amount of Notes is outstanding, the Borrower will not, without the prior written consent of the Requisite Investors, engage in any transactions with any officer, director, employee or any Affiliate of the Borrower, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $20,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Borrower and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Borrower.

Section 7.       AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that, so long as any of the Obligations shall remain outstanding, and, with respect to Sections with respect to Sections 7.1, 7.3, 7.5, 7.6, 7.8 (but not beyond the time period set forth therein), 7.9, 7.10, 7.11, 7.12, 7.14, and 7.15 of this Agreement, as long as the Preferred Shares are outstanding, the Borrower will perform and observe each and all of the covenants and agreements herein set forth; provided, that, the indemnification provisions set forth in Section 7.17 shall survive indefinitely.

7.1.      Performance of Obligations under this Agreement, the Note and the Supplemental Agreements. The Borrower will make punctual payment of all monies and will faithfully and fully keep and perform all of the terms, conditions, covenants and agreements contained on the Borrower’s part to be paid, kept or performed hereunder, and will be bound in all respects as debtor under this Agreement, the Note, the Preferred Shares and the Supplemental Agreements; and will make punctual payment of all monies and will faithfully and fully keep and perform all of the terms, conditions, covenants and agreements on its part to be paid, kept or performed under the terms of any lease or mortgage of the premises where Borrower operates or any license

Exhibit 10.01

to which the Borrower is a party, whether as licensor or licensee, and will promptly notify the Investors and the Agent in the event of any default on the part of the Borrower or receipt by the Borrower of any notice of alleged default under any such lease, mortgage or license. The Borrower will pay and discharge at or before their maturity all taxes, assessments, rents, claims, debts and charges.

7.2.      Information, Access to Books and Inspection. The Borrower will furnish to the Investors such information regarding the business affairs and financial condition of the Borrower as the Investors may reasonably request, and upon reasonable notice to Borrower give any representative of the Investors access during normal business hours to, and permit such representative to examine and copy, and make extracts from, any and all books, records and documents in the possession of the Borrower relating to its affairs and to inspect any of the properties of the Borrower. Notwithstanding the foregoing, the Borrower shall not disclose to the Investors or the Agent any material non-public information concerning the Borrower in violation of Section 7.15 of this Agreement.

7.3.      Existence, Properties and Insurance. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect the legal existence of Borrower and its rights and franchises, and comply with all laws applicable thereto; at all times maintain, preserve and protect all franchises, patents, and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good condition and repair (normal wear and tear and obsolescence excepted), and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, and will pay or cause to be paid, except when the same may be contested in good faith, all rent due on premises where any property is held or may be held, so that the business carried on in connection therewith may be continuously conducted. The Borrower will have and maintain insurance at all times with respect to its properties against risks of fire (including so-called extended coverage), theft and such risks as the Investor may require containing such terms, in such form, and for such periods, and written by such companies as may be satisfactory to the Investor. The Borrower will furnish the Investor with certificates or other evidence satisfactory to the Investor of compliance with the foregoing insurance provisions. The Borrower will also at all times maintain necessary workmen’s compensation insurance and such other insurance as may be required by law or as may be reasonably required by the Investor.

7.4.      Notices of Default and Governmental Orders. The Borrower will promptly give notice in writing to the Investors of the occurrence of any event which constitutes or which with notice or lapse of time, or both, would constitute an Event of Default; of any court or governmental orders, notices, claims, investigations, litigation and proceedings affecting the Borrower, and of any dispute which may exist between the Borrower, on the one hand, and any Governmental Entity or any other party, on the other hand, which, if decided adversely against the Borrower, would have a Material Adverse Effect and would prevent the Borrower to operate its business as presently operated.

7.5.      SEC Filings. The Borrower shall file with the Commission each filing required by the Exchange Act pursuant to Section 13 on or prior to the date that such filing is due. The financial statements included in each annual report on Form 10-K or Form 10-KSB and quarterly

Exhibit 10.01

report on Form 10-Q or Form 10-QSB shall include financial statements which comply in all material respects with the requirements of the Exchange Act and the applicable requirements of Item 310 of Regulation S-B or Regulation S-X, as the case may be.

7.6.      Independent Board and Audit and Compensation Committees. NaturalNano’s board of directors shall consist of a majority of independent directors and its audit and compensation committees shall consist solely of independent directors, and the chairman of the audit committee shall be an audit committee financial expert. The independence of the directors shall be determined by the rules of the Nasdaq Stock Exchange unless the Common Stock is listed on the New York or American Stock Exchange, in which event independence shall be determined by the rules of such exchange.

7.7.      Use of Proceeds. The Borrower will use the net proceeds from the sale of the Securities as set forth in Schedule 7.7 of the Disclosure Schedule.

7.8.	Right of First Refusal

7.8.1.               In the event that, during the twelve months following the Initial Closing Date, the Borrower, which term, for purposes of this Section 7.8, shall include any subsidiary of the Borrower, seeks to raise additional funds through a private placement of its securities (a “Proposed Financing”), other than Exempt Issuances, each Investor shall have the right to participate in the Proposed Financing on a pro rata basis, based on the percentage that (a) the number of shares of Common Stock held by the Investor plus the number of shares of Common Stock issuable upon conversion of the Note then owned by the Investor plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares, in each case without regard to any limitation on conversion relating to the beneficial ownership of an Investor, bears to (b) the total number of shares of Common Stock outstanding plus the number of Shares issuable upon conversion of the Notes and the Preferred Shares, without regard to any limitation on conversion relating to the beneficial ownership of an Investor or any other limitations on exercise such other convertible preferred stock or debt securities.

7.8.2.               The terms on which the Investor shall purchase securities pursuant to the Proposed Financing shall be the same as such securities are purchased by other investors in such Proposed Financing. The Borrower shall give the Investors not less than twenty (20) days notice setting forth the terms of the Proposed Financing. In the event that the terms of the Proposed Financing are changed, the Borrower shall provide each Investor with the same notice of the revised terms that are provided to the other investors in such Proposed Financing.

7.8.3.               In the event that any Investor does not exercise its right to participate in the Proposed Financing, the Borrower may sell the securities in the Proposed Financing at a price and on terms which are no more favorable to the investors in such Proposed Financing than the terms offered to the Investors. If the Borrower subsequently changes the price or terms so that the terms are at a price or more favorable

Exhibit 10.01

to the investors in the Proposed Financing, the Borrower shall reoffer the securities to the Investors as provided in this Section 7.8.

7.9.      Delivery of Opinions. The Borrower will provide, at the Borrower’s expense, such legal opinions in the future as are reasonably necessary for the issuance and resale of the Common Stock issuable upon conversion of the Notes and Preferred Shares pursuant to an effective registration statement, Rule 144 or an exemption from registration.  In the event that Common Stock is sold in a manner that complies with an exemption from registration, the Borrower will promptly instruct its counsel (at its expense) to issue to the transfer agent an opinion permitting removal of the legend.

7.10.    No Dilutive Issuances. Without the prior written consent of the Requisite Investors, NaturalNano shall not issue or agree to issue any shares of Common Stock (other than Exempt Issuances) or any securities convertible into or exercisable for Common Stock for a per share consideration of less than $.005 (as adjusted for splits, combinations and the like occurring after the date hereof).

7.11.    Employment and Consulting Contracts. For three years after the Initial Closing Date or such earlier date as all of the Notes shall have been paid or converted and all of the Preferred Shares shall have been converted and, in each case, the underlying Common Stock shall have been sold, the Borrower must have a unanimous approval from the compensation committee for any officer, director or consultant whose compensation is more than $100,000 per annum. This Section 7.11 does not apply to the Borrower’s attorneys and accountants.

7.12.    Subsequent Equity Sales. From the date hereof until such time as all of the Notes shall have been paid or converted and all of the Preferred Shares shall have been converted and, in each case, the underlying Common Stock shall have been sold, NaturalNano shall not effect or enter into an agreement to effect any financing involving a “Variable Rate Transaction” or an “MFN Transaction” (each as defined below) without the prior written consent of the Requisite Investors (or, if the Notes are no longer outstanding, the holders of at least 50% of the Preferred Stock). The term “Variable Rate Transaction” shall mean a transaction in which the Borrower issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (i) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (ii) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Borrower or the market for the Common Stock. The term “MFN Transaction” shall mean a transaction in which the Borrower issues or sells any securities in a capital raising transaction or series of related transactions which grants to an investor the right to receive additional shares based upon future transactions of the Borrower on terms which are more favorable to the Investor than the terms initially provided to the Investor in its initial securities purchase agreement with the Borrower. The Investors shall be entitled to obtain injunctive relief against the Borrower to preclude any such issuance, which remedy shall be in addition to any right to

Exhibit 10.01

collect damages. No Variable Rate Transaction or MFN Transaction shall be an Exempt Issuance.

7.13.    Amendment of Articles. The Borrower shall use its best efforts to increase the number of authorized number of shares of Common Stock to at least 5,000,000,000 shares, and shall, in any event, on or prior to November 21, 2008, the Borrower shall have increased the authorized number of shares of Common Stock to at least 5,000,000,000 shares. The Borrower represents and warrants that it has received all necessary stockholder, board and other consent and approval (subject only to the mailing of the Information Statement in accordance with the applicable securities laws) to the filing of the Third Amended and Restated Certificate of Incorporation to effect the increase required by this Section 7.13.

7.14.    Stock Splits. All forward and reverse stock splits shall affect all equity and derivative holders proportionately.

7.15.    No Disclosure of Material Non-Public Information. The Borrower will not disclose to the Investors or the Agent any material non-public information concerning the Borrower except (a) with the consent of Investors or the Agent and (b) if such consent is given, pursuant to a non-disclosure agreement which provides, among other things, that the Investor or the Agent will not disclose the material non-public information to any person and the Investor or the Agent will not engage in any transactions involving NaturalNano’s securities while in possession of material non-public information.

7.16.    Regulation D Offering. The offer and issuance of the Securities to the Investors is being made pursuant to the exemption from the registration provisions of the Securities Act afforded by Section 4(2) or Section 4(6) of the Securities Act and/or Rule 506 of Commission promulgated thereunder. On the Closing Date, the Borrower will provide an opinion reasonably acceptable to Subscriber from the Borrower’s legal counsel provided for in Section 9.4 of this Agreement. The Borrower will also provide, at the Borrower’s expense, such other legal opinions in the future as are reasonably necessary for the issuance and resale of the Common Stock issuable upon conversion of the Notes and conversion of the Preferred Shares pursuant to an effective registration statement under the Securities Act, Rule 144 or an exemption from registration.

7.17.    Indemnification. The Borrower agrees to indemnify, hold harmless, reimburse and defend the Investors, the Investors’ officers, directors, agents, Affiliates, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Investor or any such person which results, arises out of or is based upon (a) any material misrepresentation by Borrower or material breach of any warranty by Borrower in this Agreement or in any Exhibits or Schedules attached hereto, or other agreement delivered pursuant hereto; or (b) after any applicable notice and/or cure periods, any material breach or default in performance by the Borrower of any covenant or undertaking to be performed by the Borrower hereunder, or any other agreement entered into by the Borrower and Investor relating hereto. The provisions of this Section 7.17 shall survive the repayment of the Notes, conversion of the Preferred Shares and the termination of this Agreement.

Exhibit 10.01

7.18.	Actions by Subsidiaries.

7.18.1.             Each Subsidiary of the Borrower shall be subject to the covenants set forth in Sections 6 and 7 of this Agreement with the same force as if such subsidiary were named in this Agreement.

7.18.2.             In the event that the Borrower creates or acquires any Subsidiaries, the Borrower shall immediately (a) pledge the stock or other equity interest in the Subsidiary pursuant to the Pledge Agreement, (b) cause the Subsidiary to grant the Investors and the Agent a first priority security interest in all of its assets and (c) cause the Subsidiary to agree to abide by the provisions of Sections 6 and 7 of this Agreement.

7.18.3.             In the event that the Borrower acquires an interests in a Person that is not a Subsidiary, the Borrower shall immediately pledge the stock or other equity interest in such Person pursuant to the Pledge Agreement.

7.19.    Registration Rights. If at any time during which an Investor holds securities received upon conversion of the Preferred Shares, the Notes and the Existing Notes and by reason of such conversion and shares acquired as a result of such conversions and prior conversions, such Investor is deemed to be an “affiliate” of the Borrower, for purposes of Rule 144 under the Securities Act, such Investor shall have the right to require the Company to file one or more registration statements with the Commission registering for resale the shares of Common Stock then held by such Investor. The Investor exercising the right set forth in this Section 7.19 shall pay all reasonable fees and expenses of the Company incurred in complying with the Investor’s registration demand. The Company shall use its best efforts to cause any such registration statement to become effective as promptly as practicable, but not later than 90 days after the request therefor (subject to extension upon the receipt of comments form the Commission, to the extent the Borrowers are promptly and diligently responding to such comments, and subject to the Commission’s interpretation of Rule 415 under the Securities Act) and shall maintain the effectiveness of such registration statement for not less than two years (or until the applicable Investor has sold all shares of registered thereunder or until such shares may be sold without limitation as to volume in one transaction by the Investor under Rule 144). In connection with any registration demanded pursuant to this Section 7.19, except as more specifically set forth in this Section 7.19, the following provisions of the Registration Rights Agreement (as defined in the Original Transaction Documents) shall be deemed to apply as if the same were set forth at length herein and referred to any registration statement demanded pursuant by this Section 7.19: 4(a)(iii)-(xiii) (“Registration Procedures”), 5(c) (“Preparation; Reasonable Investigation”), and 6(a)-(d) (“Indemnification”).

Exhibit 10.01

Section 8.	DEFAULT

8.1.      Events of Default. The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default” under this Agreement; provided, that, the Requisite Investors shall be permitted to waive any such Event of Default:

8.1.1.               Borrower’s failure to make any payment of principal or interest or any other sums within fifteen (15) days of the date when due on any of the Obligations.

8.1.2.               Any representation or warranty or other statement made or furnished to the Investors by or on behalf of the Borrower in this Agreement or in any document or instrument furnished in connection with this Agreement proves to have been false or misleading in any material respect when made or furnished.

8.1.3.               Breach of or failure in the due observance or performance in any material respect of any covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to this Agreement, the Certificates of Designation, the Transaction Documents and the other Supplemental Agreements and the failure to cure (if curable) any such breach or failure within fifteen (15) days after receipt of written notice thereof from any Investor to the Borrower.

8.1.4.               Failure of the Common Stock to be listed or quoted on the OTC Bulletin Board, the Nasdaq Stock Market or the American or New York Stock Exchange for any reason.

8.1.5.               Failure of the Common Stock to be eligible for transfer pursuant to the DTC Program for any reason.

8.1.6.               Breach of or failure in the due observance or performance of any covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to any of the Transaction Documents, Supplemental Agreements or breach by Borrower of any other agreement with Investors beyond the expiration of any grace or cure periods provided therein.

8.1.7.               (A) a judgment or judgments for the payment of money in excess of $25,000 (other than with respect to Compensation Liabilities (as defined below)) shall be rendered against either Borrower, and any such judgment shall remain unsatisfied and in effect for any period of 30 consecutive days without a stay of execution, or (B) a judgment or judgments for the payment of money owed in respect of any salaries or wages owed to employees or former employees of the Borrower for services rendered during or prior to the 2008 calendar year (such past due wages, “Compensation Liabilities”) in excess of $75,000 shall be rendered against either Borrower, and any such judgment shall remain unsatisfied and in effect for any period of 30 consecutive days without a stay of execution or (C) an order of judicial attachment, sale or levy shall be issued to satisfy any judgment described in clause (A) or (B) of this Section 8.1.7; or

Exhibit 10.01

8.1.8.               The Borrower shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (b) be unable, or admit in writing its inability, to pay its debts as they mature; (c) file or permit the filing of any petition, case arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form or arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) any action shall be taken by the Borrower for the purpose of effecting any of the foregoing; or

8.1.9.               An order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower, without its application, approval or consent by any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or appointing a receiver, trustee or liquidator of the Borrower, or of all or a substantial part of the assets of the Borrower, and Borrower, by any act, indicate its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of 90 consecutive days or an order for relief in connection therewith shall be entered; or

8.1.10.             If the Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated with or into any other corporation; or

8.1.11.             Failure by the Borrower to pay any other indebtedness or obligation in excess of $25,000 (other than (i) trade payables existing on the date hereof so long as the creditors of such trade payables have not sought any judgment or other judicial enforcement with respect to such trade payables and (ii) Compensation Liabilities), or if any such other indebtedness or obligation which is not subject to a bonafide dispute shall be accelerated, or if there exists any event of default under any instrument, document or agreement governing, evidencing or securing such other indebtedness or obligation which is not subject to a bonafide dispute; or

8.1.12.             Failure by the Borrower to take all steps necessary to grant Investors a perfected first priority security interest in any intellectual property acquired subsequent to the Initial Closing Date; or

8.1.13.             Failure by either of the Borrowers to pay their respective payroll obligations when due or any payroll or employment taxes in respect thereof; or

8.1.14.             Substantial loss, theft, damage, or destruction of the Collateral provided to the Investors pursuant to this Agreement, and not covered by insurance in any material respect.

8.2.      Acceleration. Upon and after an Event of Default, the entire unpaid balance owed under this Agreement or any Note or other documents evidencing the same, plus any other

Exhibit 10.01

Obligations, shall, at the option of the Requisite Investors, upon written notice from the Requisite Investors or from the Agent on behalf of the Requisite Investors, immediately become due and payable without presentment, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower, and Agent and the Investors shall immediately be entitled to exercise all of its rights and remedies under this Agreement, the Transaction Documents, the Supplemental Agreements and applicable law.

Section 9.	CONDITIONS TO INVESTORS’ OBLIGATIONS TO CLOSE.

9.1.      General Conditions Precedent. The obligations of the Investors to purchase the Securities shall be subject to the fulfillment, or waiver by the Requisite Investors, on or prior to each Closing of the following conditions:

9.1.1.               Representations True and Correct. The representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects on and as of the date of such Closing with the same force and effect as if made on as of the date of such Closing and the Borrower shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement and the Transaction Documents to be performed or complied with by it prior to the date of such Closing, and the Borrowers shall have delivered to the Investors a certificate of the chief executive officer and chief financial officer of Borrower as to the matters set forth in this Section 9.1.1 and Section 9.1.2 of this Agreement.

9.1.2.               No Adverse Proceedings. On the date of such Closing, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement, the Transaction Documents or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

9.1.3.               Delivery of Securities. The Borrower shall have delivered to each Investor its respective Pro Rata Portion of Notes in the aggregate principal amount equal to the applicable Advance.

9.1.4.               Opinion of Counsel. The Borrower shall have delivered to the Investors an opinion of counsel in substantially the form set forth in Exhibit 9.1.4 to this Agreement.

9.1.5.               Fees and Expenses. The Borrower shall have paid the fees and expenses of Platinum Long Term Growth IV, LLC and Platinum Advisors, LLC, including attorneys’ fees and expenses.

9.1.6.               Secretary’s Certificate. The Borrowers shall have delivered to the Borrowers a certificate of the Secretary of each of the Borrowers setting forth the Certificate of Incorporation (certified by the applicable secretary of state), good standing certificates (with respect to the Borrowers’ jurisdiction of incorporation and the State of

Exhibit 10.01

New York), Bylaws and Resolutions of the Boards of Directors of each Borrower approving the Advance, the issuance of the Notes to evidence such Advance and approving (or ratifying, if applicable) this Agreement and the other Transaction Documents.

9.1.7.               Evidence of Insurance. The Borrowers shall have delivered evidence reasonably satisfactory to the Requisite Investors of the continuation of the Borrowers’ existing insurance.

9.1.8.               No Suspension. Trading in the Common Stock shall not have been suspended by the Commission or the OTC Bulletin Board, and, at any time prior to the date of such Closing, trading in securities generally as reported by Bloomberg Financial Markets (“Bloomberg”) shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of the Requisite Investors, makes it impracticable or inadvisable to purchase the Securities.

9.1.9.               Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2007.

9.1.10.             Consents. The Borrower shall have obtained all consents, approvals, or waivers from all governmental authorities, third parties and securityholders necessary (i) for the execution, delivery and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby and (ii) to not trigger any preemptive rights, rights of first refusal, put or call rights or obligations, anti-dilution rights or similar rights that any holder of the Company’s securities may have with respect to the execution, delivery and performance of this Agreement and each of the Transaction Documents and all transactions contemplated hereby and thereby, all without material cost or other adverse consequences to the Borrower.

9.1.11.             Other Closing Conditions. The Borrowers shall have delivered such other documents or instrument as may be reasonably requested by the Investors or the Agent.

9.2.      Additional Conditions Precedent to Initial Advance. In addition to the conditions set forth in Section 9.1 hereof, the obligations of the Investors to make the Initial Advance and purchase the Notes on the Initial Closing Date shall be subject to the fulfillment, or waiver by the Requisite Investors, on or prior to the Initial Closing Date of the following conditions:

9.2.1.               Lien Search. The Borrower shall have delivered a lien search, which shall include a search of the Patent and Trademark Office, which shall show no

Exhibit 10.01

security interest in the Collateral other than the security interest contemplated by this Agreement.

9.2.2.               Recordings of Liens. The Borrower shall have delivered evidence that UCC-1 filings have been made with the Secretary of State of the State of Nevada with respect to NaturalNano and Delaware with respect to NN Research and any other jurisdictions where such filings are required in order to perfect the Investors’ security interest in the Collateral, and that filings have been made with the Patent and Trademark Office evidencing the Investor’s security interest in the Borrower’s Patent and Trademarks.

9.2.3.               Approval of Charter Amendment. The Borrower shall have delivered to the Borrowers evidence that NatualNano’s board of directors has approved, subject to stockholder approval, the amendment to NaturalNano’s certificate of incorporation set forth in Section 7.13 of this Agreement.

9.2.4.               Voting Agreement/Proxy. The Borrowers shall have delivered evidence that it has obtained the irrevolcable consent of the holders of not less than 50% of the outstanding shares of Common Stock as of the record date to the amendment to NaturalNano’s certificate of incorporation set forth in Section 7.13 of this Agreement.

9.2.5.               Certificate of Designations. The Borrower shall have delivered evidence to the Borrowers that (i) the Certificates of Designations have been approved by its Board of Directors, (ii) the Company’s Board of Directors shall have approved Platinum’s ownership interest for all purposes under Nevada law, including any and all applicable anti-takeover statutes and (iii) the Company’s Board of Directors shall have approved such other matters as Platinum may require.

9.3.      Additional Conditions Precedent to the Subsequent Advances. In addition to the conditions set forth in Section 9.1 hereof, the obligations of the Investors to make any Subsequent Advance and purchase the Notes at such Closing shall be subject to the fulfillment, or waiver by the Requisite Investors, on or prior to the date of such Closing of the following conditions:

9.3.1.               No Default. No event has occurred and is continuing, or would result from such advance or from the application of the proceeds therefrom, which constitutes a default hereunder or Event of Default or an event which, with the expiration of time or the giving of notice, or both, would constitute a default hereunder or an Event of Default.

9.3.2.               Legality. It shall not be unlawful for the Borrower to pay or perform any of its agreements or obligations under any of the Transaction Documents.

9.3.3.               No Subsequent Lien. No subsequent Lien has been granted with respect to any collateral securing the Borrower’s obligations under the Transaction Documents, except Permitted Encumbrances.

Exhibit 10.01

9.3.4.               Timely Request. The Borrowers shall have requested such Advance, and satisfied the applicable conditions, by the dates set forth in Section 2.2 hereof.

9.3.5.               Satisfaction of Prior Advance Conditions. The conditions set forth with respect to the Initial Advance shall have been satisfied and the Initial Advance shall have been made.

9.3.6.               Additional Condition to Second Advance. As additional conditions to the Second Advance, (A) the Borrower shall have received one or more firm commercial orders (conditioned only on delivery of product and/or services) for its products or services aggregating not less than $400,000 providing for payment to the Borrowers within 45 days of the date of delivery of such order and (B) the Borrowers shall have publicly disclosed, by way of press release or other public announcement, the satisfaction of all conditions to the Second Advance set forth in this Agreement.

9.3.7.               Additional Conditions to Third Advance. The conditions set forth with respect to the Second Advance shall have been satisfied and the Second Advance shall have been made and the Borrower shall have increased the authorized number of shares of Common Stock to at least 5,000,000,000 shares.

Section 10.     CONDITION TO BORROWERS’ OBLIGATIONS TO CLOSE. The obligations of the Borrowers to issue the Securities at a Closing shall be subject to the payment by the Investors of the purchase price of the Notes as set forth herein.

Section 11.	MISCELLANEOUS PROVISIONS.

11.1.    Entire Agreement. This Agreement, including all exhibits and schedules hereto which constitute an integral part of this Agreement, sets forth the entire agreement and understanding between the parties and supersedes all prior or contemporaneous written or oral agreements, promises, representations, understandings, letters of intent and negotiations, between the parties with respect to the subject matter of this Agreement (other than as expressly set forth herein). No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement or a waiver and is signed by the Borrower and the Requisite Investors. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter (other than as expressly set forth herein). Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other rights.

Exhibit 10.01

11.2.    Governing Law. This Agreement and the rights of the parties shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such state and without regard to principles of conflicts of law. Each party irrevocably (a) consents to the jurisdiction of the federal and state courts situated in New York County, New York in any action that may be brought pursuant to this Agreement, and (b) submits to and accepts, with respect to its properties and assets, generally and unconditionally, the in personal jurisdiction of the aforesaid courts, waiving any defense that such court is not a convenient forum. In any such litigation to the extent permitted by applicable law, each party waives personal service of any summons, complaint or other process, and agrees that the service thereof may be made either (i) in the manner for giving of notices provided in Section 11.4 of this Agreement (other than by telecopier) or (ii) in any other manner permitted by law.

11.3.    Waiver of Right to Trial by Jury. BORROWER AND INVESTORS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR INVESTORS TO ACCEPT THIS AGREEMENT.

11.4.    Notice. All notices, requests or other communications required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed to have been sufficiently given when delivered by personal service or sent by certified or registered mail, overnight courier services with provided evidence of delivery or attempted delivery, or facsimile, to the recipient addressed to the parties at their respective addresses set forth on the signature page of this Agreement to the attention to the person who executed this Agreement on behalf of the party. Either party may, be like notice, change the address or telecopy number or the person to whom notice is to be given. Notice shall be deemed given when received or when attempted delivery is made, provided that notice by telecopier shall be deemed given when receipt is acknowledged by the recipient.

11.5.    Survival of Agreements. All agreements, representations and warranties made herein, in any agreement and in any statements, notices, invoices, certificates, schedules, documents or other instruments delivered to the Investor in connection with this Agreement or any other agreement shall survive the making of the loans and advances hereunder.

11.6.    Rights of Assignee. All rights of each Investor in, to and under this Agreement shall pass to and may be exercised by any assignee thereof. The Borrower agrees that, in the event of an assignment of this Agreement and notice of such assignment to the Borrower, the liability of the Borrower to a holder for value of this Agreement shall be immediate and absolute and not affected by any actions of the assigning Investor; and that the Borrower will not set up any claim against the Investor as a defense, counterclaim or setoff to any action for the unpaid balance owed under this Agreement or for possession, brought by said holder.

Exhibit 10.01

11.7.    Binding Effect. All rights and obligations of the Investors hereunder shall inure to the benefit of and be binding upon its successors and assigns, and all the obligations of the Borrower contained in this Agreement shall bind the successors, heirs and assigns of the Borrower. Since the Borrower consists of more than one party, all of the obligations, covenants, representations and warranties of the Borrower contained in this Agreement shall be the joint and several obligations of the parties constituting the “Borrower.”

11.8.    Counsel Fees and Expenses. The Borrower agrees to pay all reasonable counsel fees and expenses, including recording and filing fees, incurred by the Investors in connection with the financing of any kind and character hereafter incurred by the Investors, whether in connection with efforts to collect the Obligations, or in the enforcement or defense of any of the provisions of this Agreement; or negotiations regarding and consultation concerning this Agreement or any Supplemental Agreement, or preparation therefor, or the financing extended thereunder; or the defense of any proceedings involving any claims made or threatened against or arising out of this Agreement or any Supplemental Agreement, or the financing extended thereunder, or which the Investors may hereafter incur in protecting, enforcing, increasing or releasing any security held by the Investors or any Obligation or any provision of this Agreement or any Supplemental Agreement. Borrower’s obligation to pay such counsel fees and expenses of the Investors shall exist whether or not proceedings are instituted or legal appearances are made in any court on behalf of the Investors or any of them. In connection with the funding of the Initial Closing hereunder, Platinum Long Term Growth IV, LLC may withhold the legal fees of its counsel incurred in connection with the negotiation and preparation of this Agreement in an amount not to exceed $20,000.

11.9.    Descriptive Headings.  The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

11.10.  Severability. If any provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Agreement or the application of such provision to persons, entities or circumstances other than those as to which it is held invalid, shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.11.  Third Party Purchaser.  Each Investor shall have the unrestricted right at any time or from time to time, and without Borrower’s consent, to sell, assign, endorse, or transfer all or any portion of its rights and obligations hereunder to one or more entities (each, an “Assignee”) and, Borrower agrees that it shall execute, or cause to be executed such documents including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Investors or the Agent shall deem necessary to effect the foregoing. In addition, at the reasonable request of the Investors and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by an Investor in connection with such assignment, such Assignee shall be a party to this Agreement and shall have all of the rights and

Exhibit 10.01

obligations of the assigning Investor hereunder (and under any and all other documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Investor pursuant to the assignment documentation between Investor and Assignee.

11.12.  Preparation of Agreement. Neither this Agreement nor any of the other Transaction Documents shall be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation. In resolving any dispute regarding, or construing any provision in, this Agreement, there shall be no presumption made or inference drawn because of the drafting history of the Agreement, or because of the inclusion of a provision not contained in a prior draft or the deletion or modification of a provision contained in a prior draft. It is acknowledged by each Investor that Platinum Long Term Growth IV, LLC has retained Burak Anderson & Melloni, PLC to act as its counsel in connection with the transactions contemplated by the Transaction Documents and that Burak Anderson & Melloni, PLC has not acted as counsel for any Investor, other than the Platinum Long Term Growth IV, LLC, in connection with the transactions contemplated by the Transaction Documents and that none of such Investors has the status of a client for conflict of interest or any other purposes as a result thereof.

[Signatures on following page]

Exhibit 10.01

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by the proper and duly authorized officers as of the date and year first above written.

832 Emerson Street	NATURALNANO, INC.
Rochester, New York 14613	a Nevada corporation

By:    /s/Cathy A. Fleischer

Name: Cathy A. Fleischer
Title: President and CTO

832 Emerson Street	NATURALNANO RESEARCH, INC.
Rochester, New York 14613	a Delaware corporation

By:    /s/Cathy A. Fleischer

Name: Cathy A. Fleischer
Title: President and CTO

152 West 57th Street, 54th Floor	PLATINUM ADVISORS LLC
New York, NY 10019	a Delaware limited liability company

By:    /s/Mark Mueller

Name: Mark Mueller
Title: General Manager

152 West 57th Street, 54th Floor	PLATINUM LONG TERM GROWTH
New York, NY 10019	IV, LLC
a Delaware limited liability company

By:    /s/Mark Nordlicht

Name: Mark Nordlicht
Title: General Manager

Exhibit 10.01

Lindstrassse 6	LONGVIEW SPECIAL FINANCING,
6341 Baar	INC.
Switzerland

By:

Name:
Title: